Exhibit 10.54
INTELSAT S.A.
OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”) is effective as of Apri1 18, 2013 (the “Grant Date”), by Intelsat S.A. (formerly known as Intelsat Global Holdings S.A., and referred to herein as the “Company”) and David McGlade (the “Employee”).
WHEREAS, prior to the initial public offering of common shares of the Company (the “IPO”), each Class A common share of the Company was reclassified into one common share, nominal value U.S. $.01 per share, of the Company (the “Company Common Shares”) and each Class B common share of the Company was reclassified into 0.0735 of a Company Common Share; and
WHEREAS, Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited) (“Intelsat Global”) and its shareholders are party to the Management Shareholders Agreement (the “Management Shareholders Agreement”), entered into on May 6, 2009, and effective as of February 4, 2008, as amended from time to time; and
WHEREAS, Intelsat Global and the Employee have entered into a letter agreement, dated May 6, 2009, ancillary to the Management Shareholders Agreement (the “Letter Agreement”), which generally provides that if the board of directors of Intelsat Global converts any or all of the Class A Shares and Class B Shares into a single class of common stock (which includes the Company Common Shares), then unless otherwise agreed by the parties, the Employee will be granted a new stock option covering a number of Company Common Shares, so that the number of Company Common Shares subject to the option plus the number of Company Common Shares the Employee received in respect of the Class B Shares will preserve the Employee's fully diluted ownership interest represented by the Class B Shares immediately prior to such conversion; and
WHEREAS, the Company and the Employee desire to enter this Agreement for the grant of the Option in full satisfaction of the new stock option promised to be delivered under the Letter Agreement, subject to the terms and conditions of the Intelsat Global, Ltd. 2008 Share Incentive Plan (as it may be amended from time to time, the “Plan”) and this Agreement; and
WHEREAS, this Agreement memorializes certain terms and conditions applicable to the Option.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Plan.

2.	Grant.

(a)
General. As of the date hereof, the Option represents the grant to the Employee of an option to purchase any part or all of an aggregate of 1,609,990.00 Company Common Shares. The Employee acknowledges that the Option will be subject to the terms and conditions set forth in this Agreement and the Plan, including, without limitation, Section 6 of the Plan.

(b)	Exercise Price. The purchase price of the Shares covered by the Option shall be U.S. $18.00 per Share (the “Exercise Price”) (without commission or other charge).

(c)	Term. Unless earlier terminated pursuant to the terms of this Agreement, the Option shall expire on February 4, 2018, and the Employee shall thereafter cease to have any rights in respect thereof.

3.
Equity Plan. The Option and this Agreement shall be subject to the terms of the Plan, to the extent the terms of such Plan are not inconsistent with the terms of this Agreement. In the event of any inconsistency between the terms of the Plan and the terms of this Agreement, this Agreement shall govern.

4.	Vesting. The Option shall be fully vested and exercisable as to 1,609,990.00 Company Common Shares on the Grant Date.

5.     Method of Exercise.

(a)
The vested portion of the Option shall be exercisable by delivery to the Company of a written notice, in a form approved by the Committee, which notice shall state the number of Shares to be purchased pursuant to this Agreement and shall be accompanied by payment in full of the exercise price of the Shares to be purchased. Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provision of any law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that such Shares may be issued without resulting in such violations of law.

(b)
The exercise price of an Option shall be paid: (i) in cash or by certified check or ban1e draft payable to the order of the Company; (d) if permitted by the Committee, by reducing the number of Shares otherwise deliverable pursuant to the Option by the number of such Shares having a Fair Market Value on the date of exercise equal to the exercise price of the Shares to be purchased; (iii) if permitted by the Committee, by exchange of unrestricted Shares of the Company already owned by the Employee and having an aggregate Fair Market Value equal to the aggregate exercise price, provided that the Employee represents and warrants to the Company that the Employee has held such Shares free and clear of liens and encumbrances and has held such Shares; (iv) if permitted by the Committee, by delivering, along with a properly executed exercise notice to the Company, a copy of irrevocable instructions to a broker to deliver promptly to the Company the aggregate exercise price and, if requested by the Employee, the amount of any applicable federal, state, local or foreign withholding taxes required to be withheld by the Company, provided, however, that such exercise may be implemented solely under a program or arrangement established and approved by the Company with a brokerage firm selected by the Company; or (v) by any other procedure approved by the Committee, or by a combination of the foregoing (to the extent permitted by the Committee).

6.     Termination of Employment.

(a)
Termination without Cause or for Good Reason. In-the event of the Employee's Termination of Employment by the Company or one or more of its Subsidiaries (the “Employer”) without Cause or by the Employee for Good Reason (as defined in the employment agreement by and among the Company, Intelsat, Ltd. and the Employee dated December 29, 2008 and effective as of February 4, 2008 (the “Employment Agreement”)), subject to Section 7 hereof, any portion of the Option that is vested and exercisable as of the date of such Termination of Employment may be exercised only prior to the earlier of (x) the first anniversary of such Termination of Employment and (y) the scheduled expiration date of the Option.

(b)
Resignation by the Employee. In the event of a Termination of Employment by the Employee other than for Good Reason or due to death or Permanent Disability, any portion of the Option that is vested and exercisable as of the date of such Termination of Employment may be exercised only prior to the earlier of (A) ninety (90) days following such Termination of Employment and (B) the scheduled expiration date of the Option.

(c)
Death and Permanent Disability. In the event of the Employee's Termination of Employment by reason of the Employee's death or Permanent Disability (as defined in the Employment Agreement), any portion of the Option that is vested and exercisable as of the date of such Termination of Employment may be exercised by the Employee, the Employee's guardian or legal representative, or the Employee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance or otherwise by reason of the death of the Employee only prior to the earlier of (x) the first anniversary of such Termination of Employment and (y) the scheduled expiration date of the Option.

(d)
Termination for Cause. In the event of the Employee's Termination of Employment by the Employer for Cause, the Option, to the extent outstanding and unexercised as of the date of Termination of Employment, shall be immediately forfeited.

7.
Claw-Back. In the event that the Employee violates any of the covenants set forth in Section 5.3 of the Employment Agreement or materially violates any of the covenants set forth in Sections 5.1 and 5.2 of the Employment Agreement during his employment or at any time prior to the first anniversary of the Employee's Termination of Employment for al1y reason, the Employee shall, in addition to any other remedy which may be available at law or in equity, be required to pay to the Company a cash amount equal to the product of (i) the number of Shares purchased upon the exercise of the

Option during the 12-month period immediately preceding (or at any time after) the date that the Employee first breaches such covenant and (ii) the excess of (A) the fair market value per Share as of the date of such exercise over (B) the exercise price per Share.

8.
Non-transferability; Other Restrictions. The Option is not transferable by the Employee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and the Option may be exercised, during the lifetime of the Employee, only by the Employee or by the Employee's guardian or legal representative or any transferee described above. The exercise of the Option shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory body or (c) an agreement by the Employee with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto, then in any such event, such exercise shall not be effective unless such listing, registration, qualification, consent, or approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

9.
Rights as a Shareholder. Prior to the exercise of the Option and the entry in the Register of Members of the Employee in respect of the Shares issued pursuant to the Option, Employee shall have no rights as a Shareholder with respect to any Shares covered by such outstanding Option. For the avoidance of doubt, unless otherwise agreed by the parties, the Employee shall not be eligible to receive any cash dividend equivalent payment or similar payment with respect to any portion of the Option that is vested as of the date the underlying dividend is declared.

10.
Changes in Shares. In the event of any share split, reverse share split, dividend, merger, amalgamation, consolidation, recapitalization, extraordinary dividend or similar event affecting the capital structure of the Company, the number and kind of shares (or other property, including without limitation cash) subject to this Agreement and the exercise price thereof shall be equitably adjusted by the Committee as it in good faith deems appropriate to prevent the dilution or enlargement of the value of the Option and in accordance with Section 409A of the Code.

11.
Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal income tax purposes with respect to the Option, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount, provided, that the Company may require the deduction of any such taxes from any payment otherwise due to the Employee, including any amounts required by law to be withheld upon the exercise of such Option. Notwithstanding the foregoing, any statutorily required withholding obligation may be satisfied by delivery to the Company of Shares issuable under this Agreement, valued at the Fair Market Value as of the date of such withholding obligation, equal to the statutorily required withholding obligation.

12.
Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Employee notifies the Company (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement would cause the Option to be subject to Section 409A of the Code and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Employee, reform such provision through good faith modifications to the minimum extent reasonably appropriate to (a) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under such Section 409A; provided that the Company shall not reform any such provisions if such action would or could be reasonably be expected to result in any material increased costs or material liability to the Company.

13.
Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to the Employee at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

14.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

15.	Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the

Employee and his or her personal representatives and assigns.

16.
Amendment. Notwithstanding the terms and provisions as provided under the Plan and this Agreement, the Company, Committee or the Board may not amend, modify or terminate the terms and provisions of this Agreement without the Employee's written consent. The Company, Committee or the Board may not make a substitution or adjustment to the Option pursuant to Section 10 that does not comply with, or is not exempt from, the requirements of Section 409A without the Employee's written consent. Any dispute as to the Committee's or the Board's decision or interpretation under the Plan and this Agreement shall be resolved pursuant to Section 19 hereof.

17.
Laws and Regulations. No Option shall be granted under this Agreement unless and until all legal requirements applicable to the grant of the Option have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any grant of the Option to the Employee hereunder on the Employee's undertaking in writing to comply with such restrictions on the subsequent disposition of such Option and any Shares acquired upon exercise of the Option as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

18.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Employee's consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.
Dispute Resolution. Arbitration (under a “de novo” standard of review) will be the method of resolving disputes under this Agreement with respect to any Committee decisions under the Plan or hereunder. All arbitrations arising out of this Agreement shall be conducted in Washington, D.C. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the Association equally. Notwithstanding the foregoing, any issue(s) previously decided under Section 7.8 of the Employment Agreement, Section 16 of the Restricted Share Agreement (for former Class B Shares) between Employee and the Company dated as of April 18, 2013 (or Section 17 of the Previous Class B Restricted Share Agreement as defined therein) or Section 15 of the Restricted Share Agreement (for former Class A Shares) between Employee and the Company dated as of Apri118, 2013 (or Section 16 of the Previous Class A Restricted Share Agreement as defined therein) shall be controlling over any similar issue(s) challenged by either party under this Section 19, and if any issues to be resolved under this Section 19 arise at the same time issues arise under the Employment Agreement, the aforementioned Class B Restricted Share Agreement or Previous Class B Restricted Share Agreement or the aforementioned Class A Restricted Share Agreement or Previous Class A Restricted Share Agreement, then such issues shall be combined and resolved under one single arbitration proceeding.

20.	Miscellaneous.

(a)
The Company shall not be required (i) to transfer on its books any Shares which shall have been sold, transferred, or issued in violation of any of the provisions set forth in this Agreement or the Plan or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares have been so transferred.

(b)	This Agreement shall not be construed so as to grant the Employee any right to employment by the Company or any Subsidiary.

(c)	The invalidity or enforceability of any provision in this Agreement shall not affect the validity and enforceability of any other provision in this Agreement.

(d)	This Agreement may be executed in counterparts, which together shall constitute one and the same original.

(e)
This Agreement, the Plan, the Management Shareholders Agreement and the Letter Agreement (and, if applicable the Employee's employment agreement with the Company or any of its Subsidiaries) set forth the entire understanding and agreement of the Employee and the Company (or any Subsidiary) with respect to the Option, and supersede any and all other understandings, commitments, letters, term sheets, negotiations or agreements of or between the Employee and the Company (or any Subsidiary) relating to the Option. Any inconsistencies between the Plan, the Management Shareholders Agreement, the Letter Agreement and this Agreement shall be resolved in favor of this Agreement.

(f)	The headings and paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Employee has hereunto set his hand, all as of the day and year first set forth above.
INTELSAT S.A.
/s/ Michelle V. Bryan
Michelle V. Bryan
Executive Vice President, General Counsel and Chief Administrative Officer

ACCEPTED:
The undersigned hereby acknowledges having read this Option Agreement and, having had the opportunity to consult with legal and tax advisors, hereby agrees to be bound by all provisions set forth herein.

/s/ David McGlade
David McGlade